Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-166306) of International Barrier Technology Inc. of our report dated October 4, 2010 relating to the consolidated financial statements of International Barrier Technology Inc. for the year ended June 30, 2010, which appear in this Annual Report on Form 10-K.

/s/ BDO CANADA LLP

Vancouver, Canada

October 4, 2010